Exhibit 99.1

For Immediate Release

Contact:

Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Board Approves Share Repurchase Plan

Columbus, Ga., April 20, 2006 — TSYS today announced that its Board of Directors has approved a share repurchase plan to purchase up to 2 million shares, which represents slightly more than 5 percent of TSYS stock owned by shareholders other than Synovus Financial Corp. This equates to approximately $40 million of TSYS stock based on current market prices. The shares will be purchased from time to time over the next two years at prices considered attractive to management. Repurchased shares will be used for general corporate purposes.

About TSYS

TSYS (www.tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer and acquirer processing technologies that support consumer finance, credit, debit and prepaid services for financial institutions and retail companies in North America, Europe and the Asia Pacific. Based in Columbus, Ga., TSYS (NYSE: TSS) is 80 percent held by Synovus Financial Corp. (NYSE: SNV), one of FORTUNE magazine’s “Most Admired Companies” and a member of its “100 Best Companies to Work For” Hall of Fame. For more information, contact news@tsys.com.

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